Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-157049, 333-157049-01 to 333-157049-02

ENERGY FUTURE HOLDINGS CORP.

SUPPLEMENT NO. 12 TO

MARKET MAKING PROSPECTUS DATED

APRIL 9, 2010

THE DATE OF THIS SUPPLEMENT IS APRIL 8, 2011

On April 7, 2011, Energy Future Holdings Corp. filed the attached Current Report on Form 8-K with the Securities and Exchange Commission.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – April 7, 2011

Energy Future Holdings Corp.

(Exact name of registrant as specified in its charter)

Texas	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Future Competitive Holdings Company

(Exact name of registrant as specified in its charter)

Texas	1-34543	75-1837355
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Future Intermediate Holding Company LLC

(Exact name of registrant as specified in its charter)

Delaware	1-34544	26-1191638
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201

(Address of principal executive offices, including zip code)

214-812-4600

(Registrants’ telephone number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Reference is made to the Current Report on Form 8-K filed on April 1, 2011, by each of Energy Future Holdings Corp. (“EFH Corp.”), Energy Future Competitive Holdings Company (“EFCH”) and Energy Future Intermediate Holding Company LLC (“EFIH”) regarding the solicitation of consents by Texas Competitive Electric Holdings Company LLC (“TCEH”), a subsidiary of EFH Corp. and EFCH, from lenders (the “Lenders”) under its Credit Agreement dated as of October 10, 2007 (as amended, the “Senior Secured Credit Facilities”), for an amendment to such credit facilities (the “Amendment”) and the extension of certain loans and commitments under such credit facilities (the “Extension”).

Amendment

On April 1, 2011, TCEH began a process of requesting Lenders to consent to the Amendment. On April 7, 2011, TCEH received the requisite consents from Lenders in order for the Amendment (in substantially the same form as proposed on April 1, 2011) to become effective. As a result, the Amendment was executed by the requisite parties and became effective. TCEH paid a consent fee of 50 basis points to each Lender that consented to the Amendment on or prior to 12:00 p.m., Eastern time, on April 7, 2011.

The Amendment includes, among other things, amendments to certain covenants contained in the Senior Secured Credit Facilities, including the Consolidated Secured Debt to Consolidated EBITDA (as each term is defined in the Senior Secured Credit Facilities) financial maintenance covenant, as well as an acknowledgement from the Lenders that (i) the terms of the Intercompany Notes (as defined below) comply with the Senior Secured Credit Facilities, including the requirement that these loans be made on an “arm’s-length” basis, and (ii) no mandatory repayments relating to excess cash flows were required to be made under the Senior Secured Credit Facilities by TCEH for fiscal years 2008, 2009 and 2010.

The maintenance covenant was amended as follows:

(1) the existing maximum ratios for each Test Period (as defined in the Senior Secured Credit Facilities) have been replaced with the following ratios:

TEST PERIOD	RATIO

Test Period ending March 31, 2011 and each Test Period thereafter through the Test Period ending December 31, 2014	8.00 to 1.00

March 31, 2015	7.75 to 1.00

June 30, 2015	7.50 to 1.00

September 30, 2015	7.25 to 1.00

December 31, 2015	7.00 to 1.00

March 31, 2016	6.50 to 1.00

June 30, 2016	6.50 to 1.00

September 30, 2016	6.50 to 1.00

December 31, 2016	6.50 to 1.00

March 31, 2017 and thereafter	5.50 to 1.00

and

(2) up to an aggregate of $1.5 billion principal amount of senior secured first lien notes of TCEH, to the extent the proceeds are used to repay first lien term loans and first lien deposit letter of credit loans under the Senior Secured Credit Facilities, will be excluded from Consolidated Secured Debt (as defined in the Senior Secured Credit Facilities) in determining compliance with the maintenance covenant.

The Amendment also contains certain provisions related to notes receivable from EFH Corp. that are payable to TCEH on demand and arise from cash loaned for (i) debt principal and interest payments (the “P&I Note”) and (ii) other general corporate purposes of EFH Corp. (the “SG&A Note,” and together with the P&I Note, the “Intercompany Notes”). In addition to the acknowledgements described above, TCEH agreed in the Amendment:

(1) not to make any further loans under the SG&A Note to EFH Corp.;

(2) that borrowings outstanding under the P&I Note will not exceed $2 billion in the aggregate at any time (as of December 31, 2010, the outstanding balance of the P&I Note was approximately $916 million); and

(3) that the sum of (a) the outstanding indebtedness issued by EFH Corp. or any subsidiary of EFH Corp. (including EFIH) secured by a second-priority lien on the equity interests that EFIH owns in Oncor Electric Delivery Holdings Company LLC (the “EFIH Second-Priority Debt”) and (b) the aggregate outstanding amount of the Intercompany Notes will not exceed, at any time, the maximum amount of EFIH Second-Priority Debt permitted by the indenture governing EFH Corp.’s 10.000% Senior Secured Notes due 2020 as in effect on the date of the Amendment.

Further, in connection with the Amendment, the following actions have been taken with respect to the Intercompany Notes:

(1) EFH Corp. has repaid $770 million of borrowings under the SG&A Note (as of December 31, 2010, the outstanding balance of the SG&A Note was approximately $1.005 billion); and

(2) EFIH and EFCH have guaranteed, on an unsecured basis, the remaining balance of the SG&A Note (consistent with the existing EFIH and EFCH unsecured guarantees of the P&I Note).

TCEH has also repaid all borrowings outstanding under its note payable to EFH Corp.

The Senior Secured Credit Facilities were initially filed with the Securities and Exchange Commission (the “SEC”) on November 14, 2007, as Exhibit 10(c) to EFH Corp.’s Form 10-Q for the quarter ended September 30, 2007, and Amendment No. 1 to the Senior Secured Credit Facilities was initially filed with the SEC on August 10, 2009, as Exhibit 10.1 to EFH Corp.’s and EFCH’s Form 8-K.

Extension

While the Amendment has become effective, the Extension is not yet final or effective. The deadline for Lenders to agree to the Extension is 12:00 p.m., Eastern time, on April 12, 2011.

***

This Current Report on Form 8-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. Forward-looking statements are generally not statements of historical facts. These forward-looking statements are based on our current beliefs and expectations. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control). The factors that could cause actual results or outcomes to differ materially from these forward-looking statements include those discussed in EFH Corp.’s, EFCH’s and EFIH’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2010. You are cautioned not to place undue reliance on these forward-looking statements, which are applicable only on the date of this Current Report on Form 8-K. None of EFH, EFCH or EFIH undertakes any obligation to publicly release any revision to their respective forward-looking statements to reflect events or circumstances after the date of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY FUTURE HOLDINGS CORP.

/s/ Stan J. Szlauderbach
Name: Stan J. Szlauderbach
Title: Senior Vice President & Controller

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY

/s/ Stan J. Szlauderbach
Name: Stan J. Szlauderbach
Title: Senior Vice President & Controller

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC

/s/ Stan J. Szlauderbach
Name: Stan J. Szlauderbach
Title: Senior Vice President & Controller

Dated: April 7, 2011

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